Exhibit 99.2

CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS (UNAUDITED)

Hiperos, LLC

As of September 30, 2018, and for the nine months ended September 30,

2018 and 2017

Hiperos, LLC

Condensed Consolidated Financial Statements (Unaudited)

As of September 30, 2018, and for the nine months ended September 30, 2018 and 2017

Contents

Condensed Consolidated Balance Sheets	1
Condensed Consolidated Statements of Comprehensive Loss	2
Condensed Consolidated Statements of Cash Flows	3
Notes to Unaudited Condensed Consolidated Financial Statements	4

Hiperos, LLC

Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2018	2017
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$2,489,068	$4,987,249
Accounts receivable, net	8,799,113	7,465,275
Other current assets	727,944	923,828

Total current assets	12,016,125	13,376,352

Property and equipment, net	547,148	785,087
Goodwill	74,658,805	74,658,805
Intangible assets, net	24,097,693	27,314,772

Total assets	$111,319,771	$116,135,016

Liabilities and members’ equity
Current liabilities:
Accounts payable	$1,724,915	$1,655,245
Accrued expenses	2,913,226	4,341,198
Due to Opus Global	5,481,299	4,971,535
Deferred revenues	15,700,272	14,999,680

Total current liabilities	25,819,712	25,967,658

Debt	4,050,000	4,050,000

Total liabilities	29,869,712	30,017,658

Members’ equity:
Contributed capital	132,503,000	132,503,000
Accumulated other comprehensive income	70,006	76,449
Accumulated deficit	(51,122,947)	(46,462,091)

Total members’ equity	81,450,059	86,117,358

Total liabilities and members’ equity	$111,319,771	$116,135,016

See Notes to Condensed Consolidated Financial Statements.

1

Hiperos, LLC

Condensed Consolidated Statements of Comprehensive Loss

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Subscription and service revenues	$27,540,154	$25,986,892

Cost of service revenues	10,830,665	12,557,157

Gross profit	16,709,489	13,429,735

Operating expenses:
Depreciation and amortization	3,509,469	3,629,112
Research and development	7,855,013	8,124,753
Selling and marketing	5,813,980	8,123,373
General and administrative	4,055,306	5,067,778

Total operating expenses	21,233,768	24,945,016

Loss from operations	(4,524,279)	(11,515,281)
Interest and other expense, net	(136,577)	(151,863)

Net loss	(4,660,856)	(11,667,144)

Other comprehensive loss:
Foreign currency translation	(6,443)	(30,465)

Total other comprehensive loss	(6,443)	(30,465)

Comprehensive loss	$(4,667,299)	$(11,697,609)

See Notes to Condensed Consolidated Financial Statements.

2

Hiperos, LLC

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2018	2017
Operating activities
Net loss	$(4,660,856)	$(11,667,144)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,509,469	3,629,112
Changes in operating assets and liabilities:
Accounts receivable	(1,333,838)	1,210,487
Other current assets	195,884	(202,233)
Accounts payable	69,670	(656,799)
Accrued expenses	(1,427,972)	795,768
Due to Opus Global	509,764	187,940
Deferred revenues	700,593	2,150,417

Net cash used in operating activities	(2,437,286)	(4,552,452)

Investing activities
Purchases of property and equipment	(54,452)	(65,580)

Net cash used in investing activities	(54,452)	(65,580)

Financing activities
Capital contributions	—	7,050,000

Net cash provided by financing activities	—	7,050,000

Effect of exchange rates on cash and cash equivalents	(6,443)	(30,465)

Net increase (decrease) in cash and cash equivalents	(2,498,181)	2,401,503
Cash and cash equivalents, beginning of period	4,987,249	1,146,538

Cash and cash equivalents, end of period	$2,489,068	$3,548,041

See Notes to Condensed Consolidated Financial Statements.

3

Hiperos, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

1. Organization

Hiperos, LLC (the “Company”) was organized as a Delaware limited liability company (LLC) in December 2006. On July 1, 2014, the Company was acquired by and became a 100% owned subsidiary of Opus Global Holdings LLC (“Opus Global”). On October 1, 2015, a wholly owned subsidiary of Opus Global acquired all of the shares of Alacra, LLC from multiple owners and subsequently transferred all of its rights, title, and interests of Alacra, LLC to the Company in exchange for units in the Company. The Company provides business software, delivered as a service, which enables global organizations to measure, monitor, and communicate with their external business relationships. Additionally, the Company develops and sells workflow tools and reference data products which helps its customers maintain accurate data on their clients and counterparties. The Company’s headquarters are located in New York, NY. The Company conducts its business in the United States, United Kingdom, and Singapore.

2. Basis of Presentation and Significant Accounting Policies

The financial statements of the Company were prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). In addition, the condensed consolidated balance sheet as of December 31, 2017 has been derived from the audited consolidated financial statements as of that date, but does not include all disclosures, including certain notes required by GAAP on an annual reporting basis.

In the opinion of management, the accompanying unaudited financial statements have been prepared on a basis consistent with the Company’s audited financial statements for the year ended December 31, 2017, and reflects all normal recurring adjustments necessary to present fairly the financial position, results of operations, loss and comprehensive loss and cash flows for the interim periods, but are not necessarily indicative of the results to be expected for the full fiscal year or any other period. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s consolidated financial statements for the year ended December 31, 2017.

The Company’s unaudited condensed consolidated statements of comprehensive loss include expense allocations of certain management oversight services performed by Opus Global. These expense allocations have been determined on a basis management believes reasonably reflects the utilization of services provided and benefits received but may differ from the costs that would have been incurred had the Company operated as an independent entity.

Hiperos, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

The unaudited condensed consolidated financial statements include certain expenses of Opus Global that were allocated to the Company of $195,842 and $178,469 for the nine months ended September 30, 2018 and 2017, respectively, which are included in general and administrative expenses in the unaudited condensed consolidated statements of comprehensive loss and due to Opus Global on the unaudited condensed consolidated balance sheets at September 30, 2018 and December 31, 2017, respectively.

These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s historical financial statements and notes thereto for the period ended December 31, 2017 filed as Exhibit 99.1 to the Current Report on Form 8-K of the Company to which these unaudited condensed combined financial statements are attached as an exhibit.

Use of Estimates

The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts in the financial statements and accompanying notes. These estimates form the basis for judgments the Company makes about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company bases its estimates and judgments on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. GAAP requires the Company to make estimates and judgments in several areas, including those related to revenue recognition, goodwill, and definite-lived intangible assets. These estimates are based on management’s knowledge about current events and expectations about actions the Company may undertake in the future. Actual results could differ materially from those estimates and such differences could be material to the financial position and results of operations.

Concentrations of Credit Risk and Significant Customers and Suppliers

Financial instruments that are potentially subject to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company reviews its accounts receivable monthly to assess an allowance for doubtful accounts. The allowance is based upon historical loss patterns, the number of days that billings are past due, and an evaluation of the potential risk of loss associated with problem accounts. The Company does not require its customers to provide collateral. Credit risk arising from accounts receivable is mitigated due to the large, well-capitalized customers composing the Company’s customer base and their dispersion across various industries. As of September 30, 2018, the Company had no customer with a revenue balance amounting to greater than 10% of total revenue and had one customer with an accounts receivable balance amounting to greater than 10% of total accounts receivable which comprised 18% of total accounts receivable.

Hiperos, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

The Company’s cash balances are maintained at a bank insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. Certain operating cash accounts may exceed the FDIC limits of $250,000 from time to time. The Company serves its customers and users from a third-party host and their related hosting facilities, which are dispersed on a global basis. The Company has internal procedures to restore services in the event of disasters at its current hosting facilities. Even with these procedures for disaster recovery in place, the Company’s service could be significantly interrupted during the implementation of the procedures to restore services. The Company has not reserved for potential exposure for service interruptions as it considers the likelihood of a material liability to be remote.

New Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers (ASC 606), as amended. The amendments provide guidance to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. For non-public entities, the amendments are effective for annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Based on a preliminary assessment of the new standard, the expected impact of adopting the new standard on the Company’s revenues is not material. The primary impact of adopting the new standard relates to the deferral of incremental costs of obtaining customer contracts, specifically sales commissions. The Company has historically expensed sales commissions as incurred whereas the Company will capitalize sales commissions that are incremental and recoverable under the new standard. These costs will be deferred and amortized over the applicable benefit period.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842): Accounting for Leases. This update specifies that lessees should recognize right-of-use assets and lease liabilities arising from leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee will largely remain unchanged and shall continue to depend on its classification as a finance or operating lease. The guidance is effective for the Company’s fiscal year ending December 31, 2020. The Company is currently evaluating the impact of adopting ASU 2016-02 on its consolidated financial statements.

Employee Termination Benefits

Termination benefits are payable when an employee is involuntarily terminated, or whenever an employee accepts voluntary termination in exchange for termination benefits. One-time involuntary termination benefits are recognized as a liability when the termination plan meets certain criteria and has been communicated to employees. If employees are required to render future service in order to receive these one-time termination benefits, the expense is recognized ratably over the future service period. During the nine months ended September 30, 2018, the Company made termination decisions and recorded restructuring charges.

Hiperos, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

The following table summarizes the activities related to the Company restructuring plan (in thousands).

Beginning balance December 31, 2017	$372
Restructuring charges	88
Payments	(460)

Ending balance September 30, 2018	$—

2. Property and Equipment, Net

Property and equipment, net consists of the following at September 30, 2018 and December 31, 2017 (in thousands):

	2018	2017
Computers, equipment and software	$1,560	$1,552
Furniture and fixtures	627	581

Total	2,187	2,133
Less accumulated depreciation	1,640	1,348

Property and equipment, net	$547	$785

Depreciation expense was approximately $292,000 and $412,000 for the nine months ended September 30, 2018 and 2017, respectively.

Hiperos, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

3. Intangible Assets, Net

The following table presents details regarding the Company’s total definite-lived intangible assets (in thousands):

	Estimated Useful Life (in Years)	Gross	Accumulated Amortization	Net
September 30, 2018
Software	8-10	$33,740	$13,979	$19,761
Customer relationships	10-13	5,260	1,362	3,898
Trade names	5	1,140	767	373
Non-compete agreements	5	440	374	66

Total		$40,580	$16,482	$24,098

December 31, 2017
Software	8-10	$33,740	$11,312	$22,428
Customer relationships	10-13	5,260	1,048	4,212
Trade names	5	1,140	597	543
Non-compete agreements	5	440	308	132

Total		$40,580	$13,265	$27,315

For the nine months ended September 30, 2018 and 2017, $3.2 million was recorded to amortization expense for both periods.

4. Commitments and Contingencies

Legal Proceedings

The Company is involved in various legal proceedings arising in the normal course of its business. The Company accrues for a loss contingency when it determines that it is probable, after consultation with counsel, that a liability has been incurred and the amount of such loss can be reasonably estimated. At this time, the Company believes that the results of any such contingencies, either individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Hiperos, LLC

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

5. Line of Credit

In August 2018, the Company entered into a loan and security agreement with a financial institution to increase its line of credit from $5,000,000 to $7,500,000. The line of credit carries an interest rate of prime +1.0% and has a maturity date of April 20, 2020. The related debt outstanding at the close of business on September 30, 2018 was $4,050,000. The amount of unused line of credit, subject to the terms of the related agreement, at September 30, 2018 was $3,450,000.

6. Subsequent Events

On December 7, 2018, Coupa Software Incorporated acquired all the issued and outstanding common stock of the Company for a purchase price of approximately $95 million (the “Acquisition”). Immediately prior to the Acquisition, the Company distributed its existing 100% interest in Alacra, LLC, a consolidated subsidiary of the Company, to the Company’s parent, Opus Global Holding, LLC. As part of the Acquisition, the outstanding balance of the Company’s debt was fully repaid and settled and the loan and security agreement was terminated.

Management has evaluated subsequent events through February 21, 2019, the date these financial statements were available to be issued.